Exhibit 21

                                  SUBSIDIARIES




Name                                     Jurisdiction of Incorporation or     Other Name under which
                                         Organization                         Business is Conducted
                                         -------------                        ---------
U.S. Rubber Reclaiming, Inc.             Indiana                              None
Pyramid Coach, Inc.                      Tennessee                            None
Champion Trailer, Inc.                   Indiana                              None
Danzer Corporation                       New York                             None
(formerly Danzer Industries, Inc.)
United Expressline, Inc.                 Indiana                              Southwest Expressline
Obsidian Leasing Company, Inc.           Mississippi                          None
